Exhibit 99.1

News Release

Coca-Cola Consolidated Reports
Fourth Quarter and Fiscal Year 2024 Results

■Fourth quarter of 2024 net sales increased 7% versus the fourth quarter of 2023.

■Gross profit in the fourth quarter of 2024 was $698 million, an increase of 9% versus the fourth quarter of 2023. Gross margin in the fourth quarter of 2024 improved by 70 basis points(a) to 40%.

■Income from operations for the fourth quarter of 2024 was $219 million, an increase of $40 million, or 23%, versus the fourth quarter of 2023. For fiscal year 2024, income from operations increased $86 million to $920 million.

Key Results

	Fourth Quarter			Fiscal Year
(in millions)	2024	2023	Change	2024	2023	Change
Volume(1)	89.7	88.5	1.3%	353.1	355.4	(0.6)%
Net sales	$1,746.5	$1,631.0	7.1%	$6,899.7	$6,653.9	3.7%
Gross profit	$697.9	$641.5	8.8%	$2,753.2	$2,598.7	5.9%
Gross margin	40.0%	39.3%		39.9%	39.1%
Income from operations	$218.7	$178.5	22.6%	$920.4	$834.5	10.3%
Operating margin	12.5%	10.9%		13.3%	12.5%

Beverage Sales	Fourth Quarter			Fiscal Year
(in millions)	2024	2023	Change	2024	2023	Change
Sparkling bottle/can	$1,083.5	$1,006.1	7.7%	$4,106.1	$3,892.1	5.5%
Still bottle/can	$531.3	$488.6	8.7%	$2,227.2	$2,149.6	3.6%

(1) Volume is measured on a standard physical case basis and is used to standardize differing package configurations delivered via direct store delivery (“DSD”).

Fourth Quarter and Fiscal Year 2024 Review

CHARLOTTE, February 20, 2025 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the fourth quarter and the fiscal year ended December 31, 2024.

“We are very pleased with our solid operating and financial performance in 2024 and thankful for the unwavering commitment of our 17,000 teammates who contributed to this success,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Our financial performance has enabled us to reinvest in our business for long-term growth while returning substantial cash to our stockholders. During 2024, we invested over $370 million in capital expenditures, repurchased approximately $626 million of our Common Stock and increased our annualized regular dividend to $10 per share.”

Net sales increased 7.1% to $1.7 billion in the fourth quarter of 2024 and increased 3.7% to $6.9 billion in fiscal year 2024. Sparkling and Still net sales increased 7.7% and 8.7%, respectively, compared to the fourth quarter of 2023. Net sales in the fourth quarter of 2024 were positively impacted by two additional selling days as compared to the fourth quarter of 2023, which accounted for approximately $40 million of net sales or 2.5% of growth in the quarter. The net sales improvement was driven by the continued strength in Sparkling volume growth and pricing actions taken during 2024. Sales to our large retail customers, including club and value stores, outpaced other selling channels as consumer demand for multi-serve, value-oriented packages remained strong.

Volume was up 1.3% in the fourth quarter of 2024 and down 0.6% in fiscal year 2024. On a comparable(b) basis, volume decreased 0.9% as compared to the fourth quarter of 2023. Fourth quarter 2024 comparable(b) performance included an increase in Sparkling category volume of 0.8% and a decline in Still category volume of 6.4%. Our Sparkling brands continue to reflect the strength of our Zero calorie brands and positive customer response to our large variety of package offerings.

In the second quarter of 2024, we shifted the distribution of casepack Dasani water sold in Walmart stores to a non-DSD method of distribution. As a result, these cases are not included in our 2024 reported case volume. The impact of this distribution change reduced our reported case volume by 1.3% during the fourth quarter of 2024 and 0.8% during fiscal year 2024.

Gross profit in the fourth quarter of 2024 was $697.9 million, an increase of $56.4 million, or 8.8%, while gross margin improved 70 basis points to 40.0%. Pricing actions taken during the first quarter of 2024 along with stable commodity prices contributed to the overall improvement in gross margin. Additionally, our product mix shifted towards Sparkling beverages, which typically carry higher gross margins, during the fourth quarter of 2024. Gross profit in fiscal year 2024 was $2.8 billion, an increase of $154.5 million, or 5.9%.

“Our income from operations grew over 10% in 2024, and we achieved EBITDA(b) of over $1.1 billion with an EBITDA margin(b) of 16.2% - the highest level in decades,” said Dave Katz, President and Chief Operating Officer. “As we look to 2025, we are encouraged by the continued strong performance of our Sparkling brands and the robust commercial plans in place to strengthen the performance of our Still portfolio. While 2025 will likely be a year of slower financial growth, we believe our operating plans will deliver another solid year of margin performance and cash generation.”

Selling, delivery and administrative (“SD&A”) expenses in the fourth quarter of 2024 increased $16.1 million, or 3.5%. The increase in quarterly SD&A expenses was primarily driven by an increase in labor costs. SD&A expenses in fiscal year 2024 increased $68.6 million, or 3.9%. SD&A expenses as a percentage of net sales in fiscal year 2024 increased 10 basis points to 26.6% as compared to fiscal year 2023.

Income from operations in the fourth quarter of 2024 was $218.7 million, compared to $178.5 million in the fourth quarter of 2023, an increase of 22.6%. Income from operations in the fourth quarter of 2024 was positively impacted by two additional selling days as compared to the fourth quarter of 2023, which accounted for approximately $10 million of income from operations. For fiscal year 2024, income from operations increased $85.9 million to $920.4 million, an increase of 10.3%. Operating margin for fiscal year 2024 was 13.3% as compared to 12.5% for fiscal year 2023, an increase of 80 basis points.

Net income in the fourth quarter of 2024 was $178.9 million, compared to $75.8 million in the fourth quarter of 2023, an increase of $103.1 million. On an adjusted(b) basis, net income in the fourth quarter of 2024 was $156.7 million, compared to $125.5 million in the fourth quarter of 2023, an increase of $31.1 million. Net income for the fourth quarter of 2024 benefited from routine, non-cash fair value adjustments to our acquisition related contingent consideration liability, driven primarily by an increase to the discount rate used to compute the fair value of the liability.

Net income in fiscal year 2024 was $633.1 million, compared to $408.4 million in fiscal year 2023, an increase of $224.8 million. On an adjusted(b) basis, net income in fiscal year 2024 was $678.6 million, compared to $613.8 million in fiscal year 2023, an increase of $64.7 million. Net income for fiscal year 2023 was adversely impacted by the settlement of our primary pension plan benefit liabilities during fiscal year 2023, which resulted in a non-cash charge of $112.8 million. Income tax expense for fiscal year 2024 was $223.5 million, compared to $149.1 million for fiscal year 2023, resulting in an effective income tax rate of 26.1% and 26.7% for fiscal year 2024 and 2023, respectively.

Cash flows from operations for fiscal year 2024 were $876.4 million, compared to $810.7 million for fiscal year 2023. Cash flows from operations reflected our strong operating performance during fiscal year 2024. In fiscal year 2024, we invested $371 million in capital expenditures as we continue to enhance our supply chain and invest for future growth. In fiscal year 2025, we expect capital expenditures to be approximately $300 million.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the operating results for the fourth quarter and the fiscal year ended December 31, 2024 includes selected non-GAAP financial information, such as “comparable” and “adjusted” results, EBITDA and EBITDA margin. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

CONTACTS:
Brian K. Little (Media)	Scott Anthony (Investors)
Vice President, Corporate Communications Officer	Executive Vice President & Chief Financial Officer
(980) 378-5537	(704) 557-4633
Brian.Little@cokeconsolidated.com	Scott.Anthony@cokeconsolidated.com

About Coca-Cola Consolidated, Inc.
Headquartered in Charlotte, N.C., Coca‑Cola Consolidated (NASDAQ: COKE) is the largest Coca‑Cola bottler in the United States. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers. For over 122 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably.

More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs (including due to inflation) or disruption, unavailability or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to product safety and sustainability, artificial ingredients, brand reputation and obesity; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients, recycling, sustainability and product safety; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or in our best interest and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our information technology systems or our effective response to technology failures or cyberattacks on our third-party service providers’, business partners’, customers’, suppliers’ or other third parties’ information technology systems; unfavorable changes in the general economy; changes in trade policies, including the imposition of, or increase in, tariffs on imported goods; the concentration risks among our customers and suppliers; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as may be required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fourth Quarter		Fiscal Year
(in thousands, except per share data)	2024	2023	2024	2023
Net sales	$1,746,495	$1,630,956	$6,899,716	$6,653,858
Cost of sales	1,048,621	989,478	4,146,537	4,055,147
Gross profit	697,874	641,478	2,753,179	2,598,711
Selling, delivery and administrative expenses	479,125	463,011	1,832,829	1,764,260
Income from operations	218,749	178,467	920,350	834,451
Interest expense (income), net	3,997	(3,684)	1,848	(918)
Other (income) expense, net	(31,279)	73,908	61,848	165,092
Pension plan settlement expense	—	(4,300)	—	112,796
Income before taxes	246,031	112,543	856,654	557,481
Income tax expense	67,083	36,707	223,529	149,106
Net income	$178,948	$75,836	$633,125	$408,375

Basic net income per share:
Common Stock	$20.48	$8.09	$70.10	$43.56
Weighted average number of Common Stock shares outstanding	7,733	8,369	8,035	8,369

Class B Common Stock	$20.47	$8.09	$69.50	$43.56
Weighted average number of Class B Common Stock shares outstanding	1,005	1,005	1,005	1,005

Diluted net income per share:
Common Stock	$20.46	$8.08	$69.94	$43.48
Weighted average number of Common Stock shares outstanding – assuming dilution	8,745	9,384	9,053	9,392

Class B Common Stock	$20.44	$8.08	$69.17	$43.40
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	1,012	1,015	1,018	1,023

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$1,135,824	$635,269
Short-term investments	301,210	—
Trade accounts receivable, net	552,979	539,873
Other accounts receivable	130,563	119,469
Inventories	330,395	321,932
Prepaid expenses and other current assets	96,331	88,585
Total current assets	2,547,302	1,705,128
Property, plant and equipment, net	1,505,267	1,320,563
Right-of-use assets - operating leases	112,351	122,708
Leased property under financing leases, net	3,138	4,785
Other assets	181,048	145,213
Goodwill	165,903	165,903
Other identifiable intangible assets, net	798,130	824,642
Total assets	$5,313,139	$4,288,942

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of debt	$349,699	$—
Current portion of obligations under operating leases	23,257	26,194
Current portion of obligations under financing leases	2,685	2,487
Dividends payable	—	154,666
Accounts payable and accrued expenses	937,528	907,987
Total current liabilities	1,313,169	1,091,334
Deferred income taxes	132,941	128,435
Pension and postretirement benefit obligations and other liabilities	918,061	927,113
Noncurrent portion of obligations under operating leases	92,362	102,271
Noncurrent portion of obligations under financing leases	2,346	5,032
Long-term debt	1,436,649	599,159
Total liabilities	3,895,528	2,853,344

Equity:
Stockholders’ equity	1,417,611	1,435,598
Total liabilities and equity	$5,313,139	$4,288,942

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year
(in thousands)	2024	2023
Cash Flows from Operating Activities:
Net income	$633,125	$408,375
Depreciation expense, amortization of intangible assets and deferred proceeds, net	193,791	176,966
Fair value adjustment of acquisition related contingent consideration	59,166	159,354
Deferred income taxes	2,529	(49,021)
Pension plan settlement expense	—	112,796
Change in current assets and current liabilities	(3,774)	29,138
Change in noncurrent assets and noncurrent liabilities	(13,958)	(35,090)
Other	5,478	8,172
Net cash provided by operating activities	$876,357	$810,690

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(371,015)	$(282,304)
Purchases and disposals of short-term investments	(296,035)	—
Other	(15,151)	(13,046)
Net cash used in investing activities	$(682,201)	$(295,350)

Cash Flows from Financing Activities:
Proceeds from bond issuance	$1,200,000	$—
Payments related to share repurchases	(625,654)	—
Cash dividends paid	(185,635)	(46,868)
Payments of acquisition related contingent consideration	(64,312)	(28,208)
Debt issuance fees	(15,512)	(340)
Other	(2,488)	(2,303)
Net cash provided by (used in) financing activities	$306,399	$(77,719)

Net increase in cash during period	$500,555	$437,621
Cash at beginning of period	635,269	197,648
Cash at end of period	$1,135,824	$635,269

COMPARABLE AND NON-GAAP FINANCIAL MEASURES(c) The following tables reconcile reported results (GAAP) to comparable and adjusted results (non-GAAP):

Results for the fourth quarter of 2024 include two additional selling days compared to the fourth quarter of 2023. Results for fiscal year 2024 include one additional selling day compared to fiscal year 2023. For comparison purposes, the estimated impact of the additional selling day(s) in the fourth quarter of 2024 and fiscal year 2024 have been excluded from our comparable(b) volume results.

	Fourth Quarter			Fiscal Year
(in millions)	2024	2023	Change	2024	2023	Change
Volume	89.7	88.5	1.3%	353.1	355.4	(0.6)%
Volume related to extra day(s) in fiscal period	(1.9)	—		(1.0)	—
Comparable volume	87.8	88.5	(0.9)%	352.1	355.4	(0.9)%

	Fourth Quarter 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$697,874	$479,125	$218,749	$246,031	$178,948	$20.48
Fair value adjustment of acquisition related contingent consideration	—	—	—	(31,711)	(23,937)	(2.56)
Fair value adjustments for commodity derivative instruments	2,073	(127)	2,200	2,200	1,656	0.19
Total reconciling items	2,073	(127)	2,200	(29,511)	(22,281)	(2.37)
Adjusted results (non-GAAP)	$699,947	$478,998	$220,949	$216,520	$156,667	$18.11

Adjusted % Change vs. Fourth Quarter 2023	9.6%	3.5%	25.7%

	Fourth Quarter 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$641,478	$463,011	$178,467	$112,543	$75,836	$8.09
Fair value adjustment of acquisition related contingent consideration	—	—	—	73,316	55,047	5.87
Fair value adjustments for commodity derivative instruments	(2,737)	(70)	(2,667)	(2,667)	(2,009)	(0.21)
Pension plan settlement expense	—	—	—	(4,300)	(3,350)	(0.36)
Total reconciling items	(2,737)	(70)	(2,667)	66,349	49,688	5.30
Adjusted results (non-GAAP)	$638,741	$462,941	$175,800	$178,892	$125,524	$13.39

	Fiscal Year 2024
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$2,753,179	$1,832,829	$920,350	$856,654	$633,125	$70.10
Fair value adjustment of acquisition related contingent consideration	—	—	—	59,166	44,493	4.92
Fair value adjustments for commodity derivative instruments	728	(547)	1,275	1,275	959	0.11
Total reconciling items	728	(547)	1,275	60,441	45,452	5.03
Adjusted results (non-GAAP)	$2,753,907	$1,832,282	$921,625	$917,095	$678,577	$75.13

Adjusted % Change vs. Fiscal Year 2023	6.0%	4.0%	10.3%

(in thousands)	Fiscal Year 2024
Net income as reported (GAAP)	$633,125
Fair value adjustments for commodity derivative instruments	1,275
Interest expense, net	1,848
Other expense, net	61,848
Income tax expense	223,529
Depreciation expense, amortization of intangible assets and deferred proceeds, net	193,791
EBITDA (non-GAAP)	$1,115,416
EBITDA margin(d)	16.2%

	Fiscal Year 2023
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before taxes	Net income	Basic net income per share
Reported results (GAAP)	$2,598,711	$1,764,260	$834,451	$557,481	$408,375	$43.56
Fair value adjustment of acquisition related contingent consideration	—	—	—	159,354	119,834	12.78
Fair value adjustments for commodity derivative instruments	(1,220)	(2,281)	1,061	1,061	798	0.09
Pension plan settlement expense	—	—	—	112,796	84,823	9.05
Total reconciling items	(1,220)	(2,281)	1,061	273,211	205,455	21.92
Adjusted results (non-GAAP)	$2,597,491	$1,761,979	$835,512	$830,692	$613,830	$65.48

(c) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the financial statements with additional, meaningful financial information that should be considered, in addition to the measures reported in accordance with GAAP, when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.
(d) EBITDA margin is calculated as EBITDA divided by net sales.